EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 24, 2009, with respect to the statements of condition including the related portfolios of The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2009-2, Mid Cap Strategy Portfolio 2009-2, Small Cap Strategy Portfolio 2009-2 and "SMID" Strategy Portfolio 2009-2 (included in Van Kampen Unit Trusts, Series 845) as of February 24, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-156580) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                              GRANT THORNTON LLP


New York, New York
February 24, 2009